Preformed Line Products Announces Financial Results For The Fourth Quarter And Full Year 2014

MAYFIELD VILLAGE, Ohio, March 12, 2015 /PRNewswire/ -- Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for the fourth quarter and the full year 2014.

Net income for the quarter ended December 31, 2014 was $2,488,000, or $.46 per diluted share, compared to $3,132,000, or $.58 per diluted share, for the comparable period in 2013. Net sales in the fourth quarter of 2014 were $96,179,000 compared to $98,543,000 in the fourth quarter of 2013.

Currency exchange rates had a negative impact on 2014 fourth quarter net sales of $3,612,000, and $9,288,000 for the year. The impact on net income was a favorable $88,000 for the fourth quarter and $89,000 for the year.

Net income for the year ended December 31, 2014 was $12,861,000, or $2.39 per diluted share, compared to $20,587,000, or $3.77 per diluted share in 2013. Net sales for 2014 were $388,185,000 compared to $409,776,000 in 2013.

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Brazil, Canada, China, England, France, Great Britain, Indonesia, Malaysia, Mexico, New Zealand, Poland, Russia, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products, the Company's ability to develop new products and improve productivity, increases in raw material prices, the Company's ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2013 Annual Report on Form 10-K filed with the SEC on March 14, 2014 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS

In thousands, except per share data	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Net sales	$ 96,179	$ 98,543	$ 388,185	$ 409,776
Cost of products sold	66,331	68,150	267,237	278,875
GROSS PROFIT	29,848	30,393	120,948	130,901

Costs and expenses
Selling	8,645	8,478	35,655	35,704
General and administrative	10,416	11,426	42,563	45,419
Research and engineering	3,945	3,653	16,302	14,708
Other operating expense - net	2,564	1,311	5,190	3,922
	25,570	24,868	99,710	99,753

OPERATING INCOME	4,278	5,525	21,238	31,148

Other income (expense)
Interest income	138	164	483	618
Interest expense	(154)	(121)	(658)	(450)
Other income	111	85	347	478
	95	128	172	646

INCOME BEFORE INCOME TAXES	4,373	5,653	21,410	31,794

Income taxes	1,885	2,521	8,549	11,207

NET INCOME	$ 2,488	$ 3,132	$ 12,861	$ 20,587

BASIC EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 0.46	$ 0.59	$ 2.39	$ 3.84

DILUTED EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 0.46	$ 0.58	$ 2.39	$ 3.77

Cash dividends declared per share	$ 0.20	$ 0.20	$ 0.80	$ 0.60

Weighted-average number of shares outstanding - basic	5,354	5,340	5,377	5,361

Weighted-average number of shares outstanding - diluted	5,361	5,390	5,382	5,467

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
Thousands of dollars, except share and per share data	2014	2013

ASSETS
Cash and cash equivalents	$ 29,643	$ 24,291
Accounts receivable, less allowances of $2,370 ($2,136 in 2013)	67,942	67,587
Inventories - net	80,037	73,835
Deferred income taxes	7,249	7,022
Prepaids	9,167	9,845
Other current assets	6,625	3,154
TOTAL CURRENT ASSETS	200,663	185,734

Property, plant and equipment - net	102,531	100,461
Other intangibles - net	14,121	11,787
Goodwill	17,792	13,873
Deferred income taxes	5,773	3,416
Other assets	13,087	17,135

TOTAL ASSETS	$ 353,967	$ 332,406

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable to banks	$ 1,809	$ 1,105
Current portion of long-term debt	116	195
Trade accounts payable	22,332	21,750
Accrued compensation and amounts withheld from employees	9,876	10,787
Accrued expenses and other liabilities	21,194	18,378
TOTAL CURRENT LIABILITIES	55,327	52,215

Long-term debt, less current portion	31,749	13,054
Other noncurrent liabilities and deferred income taxes	23,966	14,807

SHAREHOLDERS' EQUITY
PLPC shareholders' equity:

Common shares - $2 par value, 15,000,000 shares authorized, 5,397,138 and 5,391,074 issued and outstanding, net of 819,424 and 779,279 treasury shares at par, respectively, as of December 31, 2014 and December 31, 2013

	10,794	10,782
Common shares issued to Rabbi Trust, 292,609 and 253,156 shares at
December 31, 2014 and December 31, 2013	(11,790)	(9,306)
Deferred Compensation Liability	11,790	9,306
Paid-in capital	22,795	21,082
Retained earnings	244,470	238,168
Accumulated other comprehensive loss	(35,134)	(17,702)
TOTAL SHAREHOLDERS' EQUITY	242,925	252,330

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 353,967	$ 332,406

CONTACT: Eric R. Graef, Preformed Line Products, (440) 473-9249